UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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DARDEN RESTAURANTS, INC.

(Name of Registrant as Specified In Its Charter)

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September 10, 2014

Dear Darden Shareholder:

We are writing to you today regarding Darden’s upcoming 2014 Annual Meeting of Shareholders, which will be held on October 10, 2014. At this meeting, you will be asked to make important decisions regarding the Company’s Board of Directors that will impact Darden and your investment in the Company. We urge you to consider the following.

WE BELIEVE SUBSTANTIAL AND POSITIVE CHANGE IS UNDERWAY.

WE HAVE BEGUN A SEARCH FOR A NEW CHIEF EXECUTIVE OFFICER.

WE HAVE RECONSTITUTED DARDEN’S INDEPENDENT BOARD SLATE,

WITH 8 OF 12 INDEPENDENT DIRECTORS NEW THIS YEAR.

As you are aware, Starboard Value L.P. and its affiliates (“Starboard”) are seeking to take effective control of the Company by replacing all 12 of Darden’s directors with its own nominees at the Annual Meeting.

The composition of your Board is something we take seriously; we believe the experience and expertise of your directors have been, and will continue to be, drivers of the Company’s success. We also value our shareholders’ views. Thus, we have been speaking directly with many Darden shareholders to hear first-hand what they think about the future leadership of your company.

Based on our conversations, we believe that while many shareholders recognize Darden’s record of long-term performance and value creation, they are also disappointed with the Company’s recent performance. In addition, we believe that while many of our shareholders believe in the importance of having a board and leadership team who have a deep understanding of the Company and its strategic shifts over time, they also believe that Darden would benefit from new perspectives. We also believe that many Darden shareholders have concerns about the risks and destabilization that would result from a full Board turnover and giving control to a single shareholder’s nominees, particularly given the positive momentum we are achieving across our brands, including Olive Garden®.

The Darden Board is committed to looking at the Company with a fresh perspective and recently announced a new slate that aligns with that priority. It is a slate that includes four new, highly qualified independent nominees unaffiliated with the Company or Starboard, all of who have served as CEOs of major companies; four highly-qualified continuing director nominees who provide important and deep understanding of the Company’s operations and the shifts in industry and consumer trends over time and who have a record of taking proactive, decisive action to best position Darden for continued improvement and success; and four seats to be filled by candidates proposed by Starboard. Under this reconstituted Board, eight of Darden’s 12 independent directors would be new to the Board this year. We encourage you to read the additional details about Darden’s director nominees and their qualifications in the proxy statement and we urge you to vote on the enclosed BLUE proxy card TODAY.

Following the upcoming Annual Meeting, the Board will elect a new independent Board chair and will also reconstitute all of the Board’s committees, continuing the full revamp of Darden’s corporate governance structure.

Darden’s new slate, together with the previous announcement that Darden has initiated a search for a new Chief Executive Officer, is significant and meaningful change to the leadership of your company. This change is consistent with what we believe is in the best interest of all Darden shareholders, and it is consistent with our record of taking action to best position Darden for continued improvement and success.

DARDEN HAS ALSO MADE CHANGES TO EXECUTIVE COMPENSATION AND INCENTIVE

PROGRAMS TO BETTER ALIGN WITH SHAREHOLDER INTERESTS.

As part of the changes to our strategic direction that we announced last year (prior to Starboard’s involvement), the Board and its independent Compensation Committee, following consultation with shareholders, significantly amended compensation and incentives for senior management to more directly emphasize same-restaurant-sales growth and free cash flow and create further alignment with shareholder priorities. We believe that these changes have been well received by many of our shareholders and industry analysts since we announced them in December[1]:

—	“Senior management’s compensation/incentive programs are being refined to focus on same-store sales growth and the generation of free cash flows. We believe this is positive as incentives should be more aligned with those of shareholders.” (Sterne Agee, 19-December-2013)
—	“Darden has made the strategic decision to realign management compensation to be more correlated with comp growth and free cash growth, versus sales and EPS growth previously. Comp growth correlation will hold management accountable for near-term performance while free cash flow growth over time will align compensation with the long-term success of the portfolio.” (Barclays, 19-December-2013)
—	“[W]e applaud management’s recognition of the need for increased brand focus, changes to compensation, and overarching prioritization of FCF return vs. growth in what is now a mature industry” (J.P. Morgan, 20-December-2013)

OUR OPERATING INITIATIVES ARE DELIVERING RESULTS.

BRAND PERFORMANCE, INCLUDING AT OLIVE GARDEN, IS IMPROVING.

DARDEN’S NEW SLATE IS DESIGNED TO AVOID RISKS TO THIS PROGRESS AND TO AVOID

THE DESTABILIZATION THAT WOULD RESULT FROM THE FULL BOARD TURNOVER THAT

STARBOARD IS SEEKING.

Darden’s new slate provides shareholders with the benefits of new perspectives as well as continuity of experience and expertise. By providing seats for four of Starboard’s nominees on the new Board, the Darden slate also provides Starboard with a meaningful opportunity to participate in the decisions regarding Darden’s strategic direction, including the selection of the Company’s next Chief Executive Officer.

The Darden Board believes that many Darden shareholders have concerns that replacing the entire Darden Board, as Starboard is seeking to do, would create a void in constructive leadership that would be significantly destabilizing to the Company. Indeed, we believe that this disruption would come at the worst time given the early progress we are seeing on the Olive Garden Brand Renaissance, as recently reported, and the growth

[1] Permission to use quotations in these materials was neither sought nor obtained.

trajectory of our other brands, including LongHorn Steakhouse and the Specialty Restaurant brands, which include The Capital Grille®, Bahama Breeze®, Seasons 52®, Eddie V’s® and Yard House®.

In our view, such immediate, wholesale change, as advocated by Starboard, ignores the risks associated with a Board that has no direct knowledge of Darden’s current operations and the substantial actions underway to improve performance. Given the positive momentum we are achieving in Darden’s operations, we believe it would be detrimental to your company and the value of your investment to delay the actions we are taking so that an entirely new Board could get up to speed.

Darden’s foundation is our people – over 150,000 in number – and the ability of our team to provide the service and quality our guests expect. Our Board is concerned that creating a climate of uncertainty regarding the Company’s leadership and strategic direction – which we believe would be the case if all of Darden’s directors were removed – would rattle this foundation, disrupt our ability to continue executing on our goals and ultimately negatively impact our guests.

In recognition of the significant risks associated with a full turnover of Darden’s Board that Starboard is seeking, as well as the distraction and costs associated with Starboard’s proxy contest, we have made numerous attempts to reach an agreement with Starboard that would enable us to avoid this proxy contest.

However, Starboard has, to date, rejected the proposals we have made. We are disappointed that rather than work with us to achieve a mutually acceptable resolution that serves the interests of all Darden shareholders, Starboard remains set on pursuing its costly and disruptive proxy contest to take control of your company. In doing so, Starboard appears to be putting its interests ahead of your own. By attempting to replace all 12 members of Darden’s Board with its own preferred nominees, Starboard is seeking effective control of the Company – representation which is disproportionate to Starboard’s approximate 8.8% stake in Darden.

NEW SLATE PROVIDES FRESH PERSPECTIVES AND CONTINUITY OF EXPERIENCE FROM

HIGHLY QUALIFIED INDEPENDENT NOMINEES.

We believe Darden’s slate of director nominees includes highly qualified individuals to support the development, oversight and execution of Darden’s operating and brand initiatives, including the turnaround of Olive Garden and the brand renaissance plan.

The Company’s four new independent nominees, all of whom are current or former Chief Executive Officers, strengthen Darden’s slate with additional international restaurant, franchise, consumer, real estate and operations expertise.

Three of these new independent nominees – Gregory L. Burns, Steve Odland and Enrique Silva – were first identified through a process that began in January 2014 in the context of identifying highly qualified independent director candidates in the event that Darden spun-off Red Lobster into a standalone publicly traded company with its own Board of Directors. The Company considered, on a preliminary basis, nominating these non–incumbent nominees, as well as multiple other potential candidates, as directors of the post–spin Red Lobster business, but did not proceed with the nominations following the Board’s decision not to proceed with the spin–off. As part of that process, Mr. Burns was first identified by Darden’s independent auditor, Mr. Odland by an independent non-management director, and Mr. Silva by a former executive officer of one of the Company’s brands. Spencer Stuart, a leading director and executive search and recruiting firm, was hired in March 2014 to evaluate the director nominees, along with other potential director candidates that had been identified. The fourth new independent nominee, Jeffery H. Fox, was identified to the Board by an outside advisor to the Board. Each of the nominees for election at the Annual Meeting was recommended by the Nominating and Corporate Governance Committee of Darden’s Board.

We believe these four new independent nominees will complement Darden’s four returning directors, who provide important and deep understanding of Darden’s operations and the shifts in industry and consumer trends over time. By joining this knowledge base with the fresh ideas and new perspectives provided by the four new independent directors on our slate, we believe we can accelerate the progress we are making to improve performance across our brands and enhance shareholder value.

In Darden’s view, all of Darden’s nominees have proven records of value creation, and all bring skills and insights that we believe will help fortify Darden’s position as a premier full-service restaurant company, including experience:

—	Leading global consumer and retail companies with skill sets in operations, food service and restaurants, hospitality, consumer marketing/brand building, supply chain and distribution management, and consumer packaged goods;
—	Developing and executing significant corporate turnarounds through operational improvements, increased financial discipline and exiting of non-core businesses;
—	Optimizing asset portfolios through franchising, real estate development, and mergers and acquisitions, with many of Darden’s independent directors directly overseeing or guiding the strategic direction of real estate portfolios;
—	Serving as senior executive leaders at other publicly traded companies, including in the roles of Chairman, Chief Executive Officer, Chief Operating Officer, as well as serving in Board committee leadership roles and as individual directors; and
—	Developing strategies and policies in other key areas, including technology, human resources, and corporate governance.

The leadership of these director nominees is complemented by Darden’s deep management team, including Darden’s President and Chief Operating Officer, Specialty Restaurant Group President and seven brand Presidents, who collectively have over 225 years of combined restaurant operations experience and a proven record in running restaurant operations at Darden and elsewhere.

WE BELIEVE WE HAVE TAKEN IMPORTANT STEPS TOWARDS A NEW, IMPROVED DARDEN.

Your company has revamped its governance and oversight structure with a Board that will include eight of 12 directors new this year and only four continuing directors. Your company has initiated a search for a new Chief Executive Officer, which will be overseen by the new Darden Board. Following this election, your company’s Board will also have a brand new independent Chairman. We believe that this is real, meaningful and substantial change.

As one of the Company’s largest shareholders, we support Starboard’s representation on the Board, which is why we have provided one-third of the Board seats for Starboard’s candidates. However, we caution shareholders not to overcompensate for the Company’s recent performance by ceding total control to Starboard.

This election will give shareholders the opportunity to pick the directors that shareholders believe will build long-lasting value by representing the interests of ALL Darden shareholders.

SUPPORT THE PROGRESS WE ARE MAKING.

SUPPORT A BALANCED SLATE THAT SERVES THE BEST INTEREST OF ALL

DARDEN SHAREHOLDERS.

We urge you to support this change and continued progress on Darden’s operating priorities by submitting your voting instructions on the enclosed BLUE proxy card for all of your Company’s nominees to the Board thereby rejecting Starboard’s efforts to take control of Darden by replacing all 12 members of the Board with its own preferred nominees. We urge you NOT to vote using any white proxy card sent to you by Starboard, as even a “withhold” vote with respect to Starboard’s nominees will revoke any previous BLUE proxy card that you submitted.

On behalf of Darden’s Board of Directors, thank you for your continued support.

Sincerely,

Charles A. Ledsinger Jr.
Independent Non-Executive Chairman of the Board

YOUR VOTE IS IMPORTANT!

To ensure that your instructions are received timely, we urge you to vote by telephone or

Internet by following the easy instructions on the enclosed BLUE proxy card.

Please do NOT execute any White proxy card you may receive from Starboard, as it could revoke any previous proxy you submitted. Only your latest-dated proxy counts.

If you have questions or need assistance in voting your shares,

please contact our proxy solicitor:

INNISFREE M&A INCORPORATED

Stockholders call toll-free: (877) 825-8631

Banks and Brokers call collect: (212) 750-5833

Information About Forward-Looking Statements

Forward-looking statements in this communication regarding our ability to improve performance across our brands and enhance shareholder value and all other statements that are not historical facts, including without limitation statements concerning our future economic performance, plans or objectives and expectations regarding the sale of Red Lobster, benefits to Darden and its shareholders from such sale and related matters, are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Any forward-looking statements speak only as of the date on which such statements are made, and we undertake no obligation to update such statements to reflect events or circumstances arising after such date except as required by law. We wish to caution investors not to place undue reliance on any such forward-looking statements. By their nature, forward-looking statements involve risks and uncertainties that could cause actual results to materially differ from those anticipated in the statements. The most significant of these uncertainties are described in Darden’s Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports). These risks and uncertainties include the ability to achieve Darden’s strategic plan to enhance shareholder value including realizing the expected benefits from the sale of Red Lobster, actions of activist investors and the cost and disruption of responding to those actions, including any proxy contest for the election of directors at our annual meeting, food safety and food-borne illness concerns, litigation, unfavorable publicity, risks relating to public policy changes and federal, state and local regulation of our business including health care reform, labor and insurance costs, technology failures, failure to execute a business continuity plan following a disaster, health concerns including virus outbreaks, intense competition, failure to drive sales growth, our plans to expand our smaller brands Bahama Breeze, Seasons 52 and Eddie V’s, a lack of suitable new restaurant locations, higher-than-anticipated costs to open, close, relocate or remodel restaurants, a failure to execute innovative marketing tactics and increased advertising and marketing costs, a failure to develop and recruit effective leaders, a failure to address cost pressures, shortages or interruptions in the delivery of food and other products, adverse weather conditions and natural disasters, volatility in the market value of derivatives, economic factors specific to the restaurant industry and general macroeconomic factors including unemployment and interest rates, disruptions in the financial markets, risks of doing business with franchisees and vendors in foreign markets, failure to protect our service marks or other intellectual property, impairment in the carrying value of our goodwill or other intangible assets, a failure of our internal controls over financial reporting, or changes in accounting standards, an inability or failure to manage the accelerated impact of social media and other factors and uncertainties discussed from time to time in reports filed by Darden with the Securities and Exchange Commission.

Important Additional Information

The Company, its directors and certain of its executive officers are participants in the solicitation of proxies from stockholders in connection with the Company’s 2014 annual meeting of stockholders (the “Annual Meeting”). Information regarding the names and interests of such participants in the Company’s proxy solicitation is set forth in the Company’s definitive proxy statement, filed with the SEC on September 9, 2014. Additional information can be found in the Company’s Annual Report on Form 10-K for the year ended May 25, 2014, filed with the SEC on July 18, 2013. These documents are available free of charge at the SEC’s website at www.sec.gov.

The Company will be mailing its definitive proxy statement and proxy card to the stockholders entitled to vote at the Annual Meeting. WE URGE INVESTORS TO READ ANY PROXY STATEMENT (INCLUDING ANY SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY MAY FILE WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders will be able to obtain, free of charge, copies of any proxy statement and any other documents filed by the Company with the SEC in connection with the proxy solicitation at the SEC’s website at www.sec.gov. In addition, copies will also be available at no charge at the Investors section of the Company’s website at http://investor.darden.com/investors/investor-relations/default.aspx.